Exhibit 99.2

                                  Transcript of
                       Medical Nutrition USA, Inc., (MDNU)
    Q4 and Fiscal Year End January 31, 2008 Earnings Results Conference Call
                                 April 22, 2008


Participants
     Frank Newman, Chairman and Chief Executive Officer
     Alan Levy, Chief Financial Officer

     Presentation: Good day everyone and welcome to the Medical Nutrition USA Incorporated fourth quarter 2008 earnings conference call. At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode. I'll now turn the call over to Mr. Alan Levy, Chief Financial Officer. Please go ahead, sir.

     ALAN LEVY: Thank you very much. Good morning. Most of you should have received a copy of our earnings release. If you did not receive a copy it is posted in the Investor Relations section of our Web site at mdnu.com and other financial Web sites. This call is being broadcast live on our Web site. Replays will be available on our site for the next 90 days.

     And now to the required forward-looking statement comment. This conference call may contain forward-looking statements that are subject to certain risks and uncertainties, although the Company believes that the expectations reflected in any of those forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material differences include but are not limited to general economic conditions, changes in customer demand, changes in trends in nursing home, renal care, and bariatric surgery markets. Changes in competitive pricing for or products and the impacts of competitors' new product introductions.

     The Company's future financial condition and results of operations as well as any forward looking statements are subject to change and inherent risks and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company's Security and Exchange Commission files including the report on form 10-KSB for the period ending January 31, 2007 as filed on May 16, 2007 and Form 10-QSB for the quarter ended October 31, 2007, filed December 14, 2007.

     With me this morning is our Chairman and Chief Executive Officer Frank Newman who will make some comments and then Frank and I will open the call to your questions.

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     I am now going to review the quarter and year-ended January 31, 2008 in comparison to the prior periods. Everyone should have the press release, so I'll just be reviewing the highlights.

     Sales for the quarter ended January 31 were $3.2 million as compared to $2.9 million for the prior year, a 10% increase. Sales of branded products for the current quarter were $2.9 million, as compared to $2.3 million in the prior year, a 29% increase, along with our forecast. Private label sales decreased to $251,000 for the current quarter versus $615,000 in the prior quarter year.

     Gross profit was 53 percent in the current year versus 52 in the prior year. Selling, general and administrative expenses for the quarter was $1.3 million, or 41 percent of sales as compared to $1.1 million or 39 percent of sales the prior year. The increase in percentage of SG&A comes from our increasing expenditures in sales and marketing.

     Income before income tax for the quarter was $481,100 versus net income before income taxes of $249,200 for the quarter ended January 2007. Net income for the fiscal quarter was $434,900, or $0.03, compared to net income for the quarter last year of $1,937,000 or $0.18. Net income for last year's quarter included $1.7 million in deferred tax benefit.

     For the year ended January 31, 2008, sales increased 22 percent to $12.8 million. Branded sales increased 30 percent to $11 million, gross profit was consistent at 53 percent in both years, net income of $869,000 was $0.06 per share versus a loss of $294,000 or $0.03 per share in the prior period.

     We ended the year with a very strong balance sheet with over $9.5 million in cash and short term investments, net cash provided by operating activities was $1.9 million versus $1.6 million in the prior year. We're collecting over 98 percent of our receivables in 30 days with no short or long term debt.

     Last December the Company announced it was going to repurchase 500,000 shares of stock and we've been successful through April 18, the company has purchased 337,000 shares at an average purchase price of $3.35 per share. It's now my pleasure to turn the call over to Frank Newman, our Chairman and CEO.

     FRANK NEWMAN: Thank you, Alan, and good morning to all of you. The - obviously we're very pleased with the way the quarter ended up, 29 percent increase in branded sales which is up from the run rate at the - in Q3 and as Alan mentioned, in line with our forecast.

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     I'm going to spend most of my comments talking about some of the recent and planned activity that we covered in the press release and give you a feel for how we see the coming year shaping up and then we'd be happy to answer your questions.

     First of all, I think, to characterize it, this is certainly an important year for the Company. In many ways it will be, I think, a transformative year that will include both some investment in future opportunities as well as continued growth in our base business.

     And our base business remains very strong. As we announced in December, we are expanding our sales force by approximately 45% which, put that down to bodies, that means an additional six area managers for us. We announced that we would do that during the first half of the year and are pleased to report that we have filled four of those six positions with what we consider to be very high caliber individuals. Each of whom has experience in selling nutritional supplements into nursing homes and we think strengthens both the quality as well as, obviously, the quantity of our field sales force and will contribute to us being able to substantially increase the number of nursing homes and dialysis clinics that are receiving physical coverage from an area manager. And also improve the frequency of contact with some of our larger customers.

     In a tandem move, we also reduced prices on elements of the Pro-Stat line. On a weighted average basis, they amount to about a 12% price reduction which we think is - first of all, we think the timing was right to do that and the additional salespeople combined with more aggressive pricing, we think leverages both the larger sales force and also I don't want to refer to it as a scorched earth competitive strategy but it is designed to help us accelerate our rate of penetration and to make it more difficult for some of the smaller imitators that have been attracted by our success to gain a foothold in the market.

     We have been preparing for that by renegotiating our purchase costs and so you may have picked up in the press release that 12% weighted average price reduction will only impact margins by about 150 basis points compared to the prior year, the difference obviously being the result of negotiated lower costs and we've announced that price decrease in the first quarter, it will impact on the gross margin line hardly in the fourth quarter - I mean, in the first quarter, but by the second quarter we expect to feel the full effect of that 150 basis point decline.

     And benefits from that we think will begin to show up in terms of accelerated revenue and market penetration in the second half of the year. During the first half of the year that will create some head wind. Obviously if you lower your prices 12% then you've got to sell 12% more to
     - in units to get back to square one so we expect that - to feel both the effect of the expenses associated with the new area managers and the price

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     reduction to soften our rate of increase in the first and second quarters and then begin to recover from that in the third and fourth quarters with the fourth quarter actually projected to be a meaningful increase over our run rate before the price reduction.

     But that's, we think, timing-wise the right move for us to take. We think it clarifies the market and certainly strengthens our competitive position not just now but for the foreseeable future.

     We also announced the introduction of a product that we're very excited about called UTI-Stat that will be launched in the mid second quarter. The revenue beginning to be felt in the third quarter and then more solidly in the fourth quarter. UTI-Stat is a product that addresses one of the most widespread and pernicious issues inflicting nursing home residents, namely urinary tract infections. It has shown to be very effective in a recently completed trial in 10 long term care facilities in five states. Wherein 92% of the residents receiving a daily dose of UTI-Stat remained symptom free for the duration. Those are very, very strong results and we're excited about getting that product into the market. We think that it really has legs and the product is very easily consumed, it has the same kind of benefits as Pro-Stat does with regard to small serving size. It is a one ounce, good tasting, natural, gentle but very effective supplement for urinary tract infections.

     We also mentioned that we're moving forward with our strategic plan which included, as many of you will recall from our investor relations presentation, that at the point at which we think the institutional market will not satisfy our desires for a rate of growth that we would explore the retail market. We also wanted to time that to occur once we had firmly established our clinical bona fides in the institutional market. We think both of those - certainly we've established our clinical bona fides and as we look out over the next two to three years, we think that the addition of retail sales to our mix would be very beneficial in assuring continued levels of satisfactory growth.

     We've begun that process. We do not expect - and this is primarily because of the restrictions that the major retailers place on accepting new products, which they do not do on a weekly or monthly basis but actually schedule the consideration and then the plan-o-gramming of new products either once or twice a year depending on the retailer. So we expect that to begin to have some effect on - towards the end of the fourth quarter but it will have much greater impact in the subsequent fiscal year.

     But it's an investment that we think we need to make and one that will pay off handsomely beginning the end of this year and for many years thereafter. So those, I mentioned it's a somewhat transformative year. I

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     think by the time we get those things accomplished, the Company will look substantially different and better and bigger than it does today. Let me tell you what the impact is as we get there, though.

     As I mentioned, the expenses for the additional salespeople and the begin of the UTI-Stat marketing will affect the first and second quarter and the
     - we also have this revenue head wind a little bit in the second quarter. We expect the third quarter and overall for the year I would say we're looking at sales increases total in the 20% plus range, that that will roll out with first and second quarter probably being around 10% as a result of the price reduction. Third quarter getting back up to 20% plus and then the fourth quarter very robust again at over 30% in sales increases.

     During the year, as a result of all of those activities, we expect our sales and marketing expense to increase about 55%. That includes both the cost of the additional salespeople as well as the marketing costs associated with the UTI-Stat launch and some of the preliminary costs associated with establishing retail distribution.

     Each of which we think is a tremendous investment in the future. Some of you have discussed with us the fact that we may have been too protective of generating margins, of generating profits, whereas at this point in our life it is probably more important that we accelerate top line increase the breadth of the markets we're catering to so we have taken those comments under advisement and we've also looked at our own strategic plan and concluded that these are the right things for us to do at this time.

     We're very excited about these initiatives. We think it will be a busy year. A very exciting year. And we love what we see as the effect on the Company over time.

     I think I'll turn it over for questions at this point and we can delve into any of these areas more deeply as you would like.


     Q > How many shares did you report on a basic and diluted earnings?

     A > little over $14 million basic, about $15 and a half fully diluted.

     Q > All right. And why was there no R&D in the fourth quarter?

     A > It was just a matter of timing. As we've discussed, our R&D is principally tied to clinical trials and there are progress payments that are made on clinical trials as various milestones are achieved and the

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     clinical trials that we have under way for this year had not yet begun in the fourth quarter and the other two clinical trials that we were investing in last year were both completed by the third quarter so it just happened there was nothing in the fourth quarter.

     Q > What does the budget look like for R&D in fiscal '09?

     A > It's consistent with prior years. About $200,000, give or take.

     Q > All right. And why was the - why did the tax rate fall down so low in the fourth quarter?

     A > We have a firm that's working on our taxes and they went over all the calculations in detail. Now that we're a profitable company, our tax position is pretty complex nowadays and this is just going through everything and getting all our situations sorted out so it's a pretty solid number.

     Q > What will it be in 2009? What's your estimated tax rate then?

     A > I would say comparable to this. This rate now is about 36 percent. So I would say it's pretty comparable.

     Q > Thirty-six percent on ...

     A > Pretax, doesn't include the FAS-123.

     Q > when you say that your sales and marketing expenses are going to be up 55 percent, what will that do to your selling, general and administrative line on your P&L statement?

     A > It will increase it.

     Q > No, but don't know to split up administrative from sales and marketing.

     A > Right. Let's see. The admin will go up about - probably about 30 percent year over year. At a rate lower ...

     Q > This year, what was the selling part versus in dollars versus the administrative?

     A > They were - of the total you've got - is this attached to the first one? We don't break it out. The sales and marketing was about $2.5 million and G&A was about $2.2 million.

     Q > OK. So the G&A ought to go up 30 percent and the sales and marketing 55 percent? Round numbers?

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     A > Correct.

     Q > Could you elaborate on why would the G&A be up that much, because we think that that would be leverageable. In other words the salary of the sales people involved in sales and market adds up, right?

     A > Yeah. It does. And we're not adding a lot of head count. That's a good question, to which I should have a better answer than I do. Do you know what - it's actually ... sales and marketing - G&A is actually going to be as a percentage of sales going down. We don't see much of a change in the G&A affecting the company in 2009.

     Q > Yeah, right but I'm wondering why it's not leveraged. In other words, why do you have to add any material G&A to support the sales effort? Accountants or ...

     A > No. Again, you're going to have in G&A just R&D is going to be a little higher, that's part of G&A in 2009 versus 2008, the 123-R expense will probably be comparable into two years. One thing that we are conservative a little bit is regarding we accrue in our forecast regarding bonuses which if we don't meet, which then we have a less expense, so we do have an increase, that's part of probably what increased in the budget, we do forecast for that.

     Yeah, that's - in fact, I'm looking at the line item detail. That's the biggest difference, is that we at this point in the year we always assume that we're going to max. out on the bonus for budgeting purposes, typically we don't end up maxing out on the bonus so we're including - we'll see. If we have a great year we will max. out on bonus but at this point the budget includes a full bonus. If we were to plug in a historical level of bonus achievement I suspect that the - we would be leveraging that in a percentage.

     Q > Is that bonus for corporate officers or the sales bonus - sales bonuses go to ...

     A > Sales bonuses are in S&M and they typically do generate close to budgeted bonuses. Their bonuses are based on their individual sales efforts. The corporate officer bonuses are based on two elements, actually, in some cases three, but they deal with total sales as well as EBITDAS, there are some that are broken out specifically for private label sales depending on where that individual's attention is focused.

     I'll give you an example, just to finish that. For last year our actual G&A increased by - actually decreased as a percentage of sales from 19.3 in the prior year to 17.5 in 2008 so you ...

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     Q > Hi. I was happy to hear that you have hired salesmen, have direct experience selling the product. Begs the question, are they going right back into the same nursing homes they've already been? If so, is there any risk of a no-compete with their prior employer?

     A > We have successfully addressed the issues with non-competes. The principal ones that we had to deal with were non-competes that Novartis Corporation had with a number of the people that we hired. And we have - we talked to Novartis about those. As you may be aware, they are in the midst of a consolidation with Nestle. Nestle has actually bought that division of Novartis and so as they combine their sales forces, they are - they have more people than they need and as such not - have acquiesced to allow their former employees to come to work with us where they had non-competes and have not enforced the non-competes. Again, it's an unusual situation for them because of their consolidation.

     Q > Very unusual. So they're basically giving you, giving their competitor experienced salespeople.

     A > Yeah, in terms of the specific products, obviously the product lines are different. Do they understand the market? Clearly they understand the market but I'm not sure that Novartis considers us to be any sort of a real competitive threat to them given the breadth of their product line.

     Q > Right. But it clearly sounds as if they should hit the deck running.

     A > Yeah. They need to learn our products, obviously, but they will hit the deck running from a knowledge standpoint. The - I don't think there is any way that they can abbreviate the natural sales cycle but they certainly will be knowledgeable additions from day one.

     Q > Right. And is it possible to elaborate on the retail product. That may be true early, but how are you going to sell it? Through whom are you going to sell it? Anything you can discuss at this point?

     A > We are working with a couple of partners. We may end up continuing to work with both of them. We may just pick one of them but essentially what we're looking - what we're dealing with are companies that already have a - that perform these kinds of services for companies such as us, meaning that they have a network of sales brokers and sales people that can put products in front of the retail buyers and charge us a fee for that service and provide some help with regard to marketing and advertising development, although we're quite capable of doing that ourselves.

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     But it's the quickest way for us to get there. Obviously it does not make sense for us to try to invest in a national retail sales force and so allying ourselves with one of these companies who specialize in that seems to be the smart way for us to go.

     Q > Do you pay anything up front or do they take a percentage of the sales?

     A > Well, there are two tranches. For the administrative part of it, in other words, the company itself that we would partner with, charges a fee for their service then the individual brokers obviously would receive a commission on their sales to the retailers. So it's nothing up front in the sense that there's not substantial dollars involved up front with the management company that's - in fact the cost would probably be approximately the same as if we were to hire a retail sales executive and put them on staff as opposed to utilizing a firm that provides us with a lot more than one experienced retail sales executive.

     Q > My concern is it seems to me in the last few years I've bumped into a number of companies that have used distributors and a lot of effort up front often produces no results because those individual brokers are selling a zillion other products and just don't have enough incentive to sell yours as opposed to the one they already know. It's not just getting the firm to do it by you but getting the brokers to make it a priority when they really don't have an incentive to do so. Is there anything you can say to give me comfort that that won't happen here?

     A > Well, I have some experience in retail myself. And part of the screen that we were putting these people through was to analyze their existing product lines, the existing products that they're selling for compatibility with our product and what you really try to do is hit the sweet spot where they have entree with the category managers that our products would fall into which in our case includes feminine hygiene, it includes laxatives for our Fiber-Stat product, it includes nutritional supplements for our protein product. So you want someone who knows who the buyer is at Wal-Mart for each of those categories and who the buyer is at Walgreen's so that's one (serve) and then to make sure that their current product offerings do not include any products that are directly competitive with ours, obviously, so I think we're comfortable that the success of these - of our retail efforts will be determined much more by the acceptance of the product by the retail consumer than by the sales people that we are using so I think - I understand your concerns and we were aware of them and I think we've successfully addressed them.

     Q > So if your concern is more with the retail sell-through, that implies you do not expect great difficulty getting it on the shelf. If the sales broker is doing his job, it should be physically on the shelf at whatever store you're going into.

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     A > Correct.

     Q > All right. And do you have a timeline by which you expect to be on those shelves or would say that these sales brokers were not up to it?

     A > I understand. I'll try to set up expectations that are reasonable but did I mention earlier, for example, Walgreen's resets their plan-o-grams once a year. So you begin and there is a possibility of getting a cut-in on occasion in between those major plan-o-gram resets but the lead time is fairly extended and it's true of most major retailer who reset particular sections typically no more than twice a year and in some cases once a year so that's the lead time. In other words, it's a question of going into the buyer, convincing them of the benefits of the product, and having that product included in the next reset, so there's quite a bit of - quite a long tail on that process before the product actually gets on the shelf. And that's why I said I would expect us to begin seeing some sales towards the end of the fourth quarter because it just takes a long time to get on the shelf. I think we will have a better indication of the receptivity of the products and to your point, the efficacy of the sales force before the revenue flows, I think we'll have a pretty good feel for that in - probably by the end of our third quarter.

     Q > OK. And just last part of that question. Would there have been any merit of trying to sell directly, just choosing one or two retailers and going directly to sales?

     A > You know, it's funny you should mention that because we are actually - there are two ways to do this. One is that you go to a retailer and work with - an appropriate retailer, in our case, probably a drug chain, and work with them on an exclusive basis for a period of time or you try to cover the waterfront and a lot of it comes down to the extent to which you can generate a return on the advertising that you have to invest in, in order to support the sale of the product. So we are actually considering exactly what you suggest with one major drug chain and comparing it to the
     - the problem is if you're dealing with a national chain, you pretty much have to advertise nationally so the question then is, well, will you get a big enough return from that single chain to justify the national advertising program or does it behoove you to include multiple chains from the get-go in order to amortize the cost of advertising. And that's part of the analysis we're going through now.

     Q > Right. I just wanted to run it by you. You obviously have vastly more experience than I or probably any of the investors in precisely that end of the business but I just wanted to hear you kind of talk it through and kind of benchmark myself so we see what happens six months from now to the progress we're making in order or what that implies for tweaking the marketing program.

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     Q > Just wanted to get a little more update on the urinary tract products.
     What type of market is that? Is that - is there existing competitors out there? Is that a new type category and how will you be selling that?

     A > I'm going to be a little circumspect because we - the timing of this conference call is such that I felt we needed to announce that because it will occur before our next conference call. We've actually not yet introduced that product to our sales force. That will occur next week and then we'll begin marketing it after that so I don't want to go too far down this part until we've explained it fully to our own people. But I'll give you some of the flavor for our excitement about the category. Urinary tract infections are a big problem for the female population. It's estimated there are currently about 11 million women that suffer from recurrent urinary tract infections and there is the principal method of dealing with them is to prescribe an antibiotic which actually kills most of the e. coli bacteria which are the principal cause of urinary tract infections. There are many issues with profligate use of antibiotics including the development of antibiotic resistant strains of e. coli and other bacteria so while it is the standard treatment it is not without its complications and without taking it to far down this path you may be aware that there has been quite a bit of science supporting the efficacy of a certain ingredient in cranberries that actually affects the ability of e. coli to adhere to the urinary tract walls and so our product leverages that science in a novel manner and one that has proven to be very effective. There is little competition specifically for the application that we are targeting. Perhaps the most significant that's out there is a product that's called (azole) cranberry which is a tablet form of a cranberry concentrate that - it's a successful product and I think gives us comfort and that the market is there. Ours, we believe our presentation and our formulation is superior to theirs and are confident that consumers will feel that way to so I think the rest of it - we'll introduce it in June and we'll be able to speak much more freely about it then.

     Q > So this will be an over-the-counter drug store product?

     A > Well, we're going to introduce it to nursing homes first. We haven't abandoned the nursing home business. That is still our bread and butter and UTI-Stat will be introduced to the nursing home industry which has a big problem with urinary tract infections and then it will become one of the products for potential retail distribution later in the year.

     Q > This will not be a reimbursable product, though, for the nursing homes? Or will it be?

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     A > Well, it depends on how it's used but none of our products are reimbursable specifically. It is - and so we do not market them on that basis. The only ones in which they are reimbursable is if they are used in conjunction with tube feeding in which case they are often reimbursable under Medicare part B. But essentially what you'll find is that nursing homes are attempting to deal with this issue out of their current per diem budgets by giving patients - giving residents cranberry juice and so they already have an expense and we think we have a method of not only reducing their expense but also having it be a much more effective preventative.

     Q > Do you know what the size of (azo) cranberry, how (chills) they have in that product and how long has it been out?

     A > Yeah. I don't know how long it's been out. It's been around for a while. My recollection, the last time I looked at the Nielsen data is that it's - that particular product is about a four, $4.5 million dollar product at retail not including Wal-Mart, which doesn't contribute to the scanning data.

     Q > On the share repurchase you said you repurchased 387,000 shares this year, the year just ended. What are you looking for in the current year?

     A > That was not for the year just ended. That's to date. That's through yesterday from when we announced it - we actually began the share repurchases in January through yesterday and we announced the total share repurchase program, unless the board chooses to extend it or increase it or reduce it, the authorization was for half a million shares. So at this run rate we would expect that, to complete that certainly by - within the next couple or three months.

     Q > Could you give us some metrics on where you stand in terms of number of nursing homes, bariatric surgical clinics and dialysis clinics that you're doing business with now?

     A > We have, as I think you know, we've stopped publishing that data because we cannot verify its accuracy. We have to get that information through distributors on tracing data which is not accounting quality data so it's not something that we feel comfortable passing on as if it were our own data or as if it were 100 percent accurate. But having said that we do use it for - to get key indicators as to what's happening and we continue to add nursing homes at the rate of 150 plus a month on average. We have - they are very sticky customers once we get them so I was trying to give you an estimate of how many we lose and we actually - that's a very, very low number. Once we get a customer we usually tend to, they tend to stay with the product. I hesitate to give you a number but it's certainly somewhere between four and 5,000.

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     Q > Well, last time you put out a press release that mentioned a number it was 5,000.

     A > Right.

     Q > And that was - I've forgotten what that was in connection with but it was at least a couple of months ago.

     A > Yeah, it was probably our December, might have been in our December conference call. Add 150 a month to that number and that would be as close an estimate as I could give you.

     Q > And what about the other two categories of clinics?

     A > Of the top of my head, I don't have - bariatric surgery clinics are small. They are only what we consider to be legitimate clinics, in other words where they are performing a high volume of surgeries and are really able to effectively provide follow-up nutrition care. There are only about 150 of those that fit our definition of being able to carry the product. So that's a pretty finite number. A lot of the bariatric business ends up going through one of our fulfillment houses whereby consumers can purchase our product off the Internet. I'm sure you're aware, they - once the patients are released from their surgery, they are given a regimen by the dietitian or the physician as to what they should - what dietary changes they should make and what dietary restrictions they need to live with and what supplementation they should seek and so we get the customers through that way as opposed to selling to the clinics directly. And that's a very difficult number to track. We have, I think, we have two fulfillment partners who sell directly to the consumer. You can go on our Web site and find them and we don't get good tracking data on them from individual consumers. th regard to dialysis clinics we have a significant program with (***Fercenius) Healthcare which is the largest dialysis chain the country. A less robust program with DaVita which is their principal competitor. (Fercenius) activity we don't - it's very difficult for us to track individual clinics. They buy it through the distributor so the information that we get we get from our interaction at the corporate level with their clinicians more directly than actually being able to look at sales records.

     Q > And how many dialysis clinics are there in the country?

     A > There are approximately 4,000.

     Q > Coming to the new product.

     A > I guess the best evidence I can give you is that our branded sales were up 29 percent for the quarter, so obviously we're selling more at more places than we were before.

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     Q > The UTI-Stat. What is the potential market size in the United States, both nursing homes and other?

     A > Yeah, I think I'd like to give you that when we are further along in the process. It's substantial. If you look at the category in, just for the existing, I mentioned to you what the one product on the market, our estimate of their volume and that's not a - I don't want to knock the product. It's not a novel product. It doesn't have some of the properties that ours does. The category itself is a fairly large category. It includes products like (Uri-Stat) which is actually - the category to date is principally made up of analgesics and very little in the way of preventative or prophylactic care so we think prophylactic, preventative care segment of the market is clearly underdeveloped and we think we can help develop it. But it's a big opportunity. There are - it's a chronic problem for many women.

     Q > The price decrease which you implemented during the first quarter, can you describe the competitive reactions?

     A > I don't know what the competitive reaction is. You know sometimes competitors have a somewhat delayed reaction or it takes a while for it to filter back through. The reaction from our customers, however, has been very positive and so we're very pleased with that. About the only negative came from some distributors because it reduces their revenue per unit, which is a metric that they don't like. But I think everyone was very pleased with the decision that the company took to become more aggressive. And obviously even our distributors recognize that in the long term it's in their benefit. But we've received very good feedback from our customers.

     Q > Are you now priced at 12% below the competition? Or was that to equal their pricing?

     A > Yes it depends who the competition is. It's more we looked at sort of the market basket of competitors, each of which has slightly different methods of marketing and slightly different pricing programs. But we think we are, I would describe it as fully competitive. And so to the extent that price was ever an issue, and it has never been a major issue for us because of the science that we have behind the product, and because we've basically
     - we're always competitive on a price per gram of protein with the primary competitors, we think we are now, if not the price leader, then certainly fully competitive.

     Q > What is the - I guess this quarter your private label volume was down. It seems to me that the private label volume has been weak for a while, what's the outlook for that part of your business?

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     A > Yes as you know well, it's not a strategic focus of ours. We do about -
     we have been doing around $2 million a year in private label, last year that dipped to about a million eight, million nine. And a lot of that, as you point out, did come out of the fourth quarter. It's a business that we're dependent upon private label customers, marketing efforts, it's not one that we spend a lot of time focusing on. It's derivative formulations of our branded products, but clearly our focus is on driving those branded products to the point that the private label business becomes even more insignificant than it is today. So it's a difficult business for us to project because we're not in control of what the private label users' marketing programs are. And so it has always fluctuated a bit by quarter, fortunately now it's down to a level where it doesn't have a huge impact on us.

     Q > Well I presume they give you some indication at the beginning of the year for budgeting purposes, how did they do relative to the beginning of the year expectations in fiscal '08?

     A > Well that's what I said. We budget that for a couple of million dollars, they were about - and the business came in about 150,000, 160,000 below that. So ...

     Q > And what's the outlook for '09 in that business, flattish?

     A > Yes. I mean we think it'll still be a couple of million dollars over the course of the year. Probably back loaded a little bit heavier into the fourth quarter this year relative to the prior year, simply because the fourth quarter in the year just ended was somewhat flat. And that was unusually flat and it just had to do with timing of promotions. So I think we'll probably get some of that business back next fourth quarter. But it will fluctuate, unfortunately, it's just the nature of that business.

     Q > Turning to your efforts to penetrate the over-the-counter market, what kind of - on the various options you're exploring, what kind of advertising dollar responsibilities per year is the company facing?

     A > Well those are the details that we're finalizing now. But keep in mind, that the real investment that the company will make is the launch advertising. Because one would assume that, as sales begin to occur, they will then pay for the ongoing advertising. And the ongoing advertising is typically adjusted to reflect the appropriate relationship to sales. So the potential unrecovered investment really becomes the cost of the launch. And that's why we're doing our homework first to make sure that, when these products are launched, it's a successful launch so that that's not a lost investment. But the ongoing annual cost of advertising, of maintenance advertising, is really linked to the ongoing sales more than - you know it doesn't sit on its own as an expense without revenue. It's tied directly to

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     the revenue. So in our overall plan we have a percentage of our sales that is allocated to ongoing advertising. So the sales will determine the ongoing advertising budget.

     Q > Do you have an - is one of the schemes an arrangement with a partner that will finance the launch advertising budget? Or are we going down the road where the company will do this on its own?

     A > Finance it, I'm not sure that I - I'm not aware of anyone who would pay for it, unless we gave them the product. I mean there are people who would like to license our products and then they will do all of the marketing and give us licensing revenue. And we could do that if that were our intent. But we don't think licensing revenue accomplishes our objectives in terms of increasing top-line growth of the company and increasing the bottom-line growth of the company. It may do the latter, but it certainly doesn't do the former and doesn't really, I think, it doesn't do much for us. We could do that today if we just wanted licensing income. We think the long-term prospects for these products are such that it is far wiser for us to control our own destiny there rather than, in effect, sell the product or sell the licensing rights to someone else. But that's the only way I know of to have someone else fund the marketing would be to give them the product, sell them the product in effect, sell them the rights to the product.

     Q > Just to go back to the price reduction for a moment, is the way to understand, let's say, two thirds offensive and one third defensive against some of those small competitors you mentioned?

     A > I would say that's probably a pretty good - yes that's a pretty good estimation.

     Q > And then the small players were coming in just to try to use price for penetration? In other words ...

     A > Well we've always had them, you know, we've always - our success, as I mentioned, has spawned a number of smaller imitators. And they have to come in at a lower price because, otherwise, how could they sell against us? They don't have the science and, really, they sell on the basis of price. And it is not - obviously all of our growth has come in spite of the fact that they have done that. But we think the timing is right now with our expanded sales force to just be a little more aggressive in that regard and to not allow - you know to hopefully make it even more difficult for them to get a foot hold.

     Q > OK, thanks. And then does the recession impact nursing home admissions to any material degree? You know my thought was that maybe some people would choose healthcare - I mean in other words let's say children would take care of their elderly parents at home rather than incur the expense of a nursing home.

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     A > We have not detected or heard of any recessionary impact at all. And don't forget, so much of this is covered by Medicare that, until Medicare runs out of money, it's unlikely to directly affect the majority of nursing home residents. And the others that are taking advantage of private pay insurance, again, they're unlikely to be impacted by short-term impacts from a recessionary environment. But we think at least that segment of the business is pretty recessionary proof.

     Q > OK that's helpful. And then as you bring on these new - integrate the new sales people, will there be any material disruption from reshuffling territories and responsibilities and so forth?

     A > Not really. They are - certainly not from reshuffling territories. In fact, the only impact on our existing people, you know some in the Midwest where we're slicing more territories more finely, is that some of our existing area managers will have less territory to cover, which will be - which they will appreciate and be able to get better service within their territory. But it's not causing geographic dislocations of existing Area Managers so we think it'll be a pretty smooth transition.

     Q > In other words it doesn't - the existing Area Managers don't object to losing some territory opportunity or ...

     A > Well they probably would objective if we didn't change their budgets to reflect their new territory. But as long as it seems that their sales goals are fairly determined for their territory size, that's not a problem. And we've spent a lot of time making sure that that's accurate because it's a key motivating factor for our sales people. So I think that's the least of our concerns.

     Q > OK. And I'm sorry, just one more clarification on the sales reduction to certain pro-staff formulas, so roughly what percent of your revenue base is subject to the 12 percent sales reduction?

     A > Well that's why I put it that way rather than get too specific is that the impact of the price reductions are about 12% on a weighted-average basis. So we will, in the short term anyway, have a 12% sales head wind for branded product sales, until the benefits of that price reduction become manifest in terms of increased rates of growth and increased market share.

     Q > OK. And that's consisting with the 150 basis points, the lower gross margin that was indicated in the press release?

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     A > Correct, which if you do the math is obviously a much lower impact than would be expected from a 12% price reduction. And that's because we have been quite successful over the last few months in renegotiating our manufacturing costs and doing some reengineering in anticipation of this move.

     Q > OK. And is that manufacturing cost reduction ongoing to a significant degree? Or was this just one bucket of negotiation that you were successful in achieving?

     A > Yes it's always ongoing. It's always ongoing. But we were able to identify a couple of - a couple of issues that enabled us to have a material impact on the cost of goods. But, as you can see, we think the right thing to do there is to pass it on to our users and use it to strengthen our competitive position as opposed to taking it to profit, at least at this point in our growth.

     Q > Short question, just curious about the loss of the non-branded market, did the - are those people not doing business any more? Are some of your smaller competitors buying that away from you as a way of building a base? Do we know? And does it matter?

     A > We do know. It's none of the above, we have not lost any customers, we have the same customers. One of our larger customers has changed their strategy and they - as a result of that, that sort of the timing of things that they do has changed and we're seeing the impact of that. But it's nothing more serious than that.


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